Exhibit 10.1

first amendment to

 CHANGE OF CONTROL EMPLOYMENT AGREEMENT

Amended and Restated as of December 18, 2008

This Amendment to the Amended and Restated Change of Control Employment Agreement (the “Agreement”) by and between Cathay General Bancorp, a Delaware corporation (the “Company”), Cathay Bank, a California state chartered commercial bank and a wholly owned subsidiary of the Company (the “Bank”), and Pin Tai (the “Executive”) is hereby made and is effective as of the 3rd day of May, 2017.

witnesseth

WHEREAS, the Board of Directors of the Company (the “Board”) and the Board of Directors of the Bank (the “Bank Board”), previously determined that it is in the best interests of the Bank and the Company and its stockholders to assure that the Company and/or the Bank (as applicable) will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control; and

WHEREAS, the Company and the Executive have determined to amend the Agreement to (i) remove the Executive’s ability to unilaterally trigger a deemed termination of employment for “good reason” during the 30-day period immediately following the first anniversary of a Change of Control; and (ii) remove the Company’s obligation to make the Executive whole with respect to the assessment of excise taxes in connection with the payment of any benefit under the Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.     The last paragraph of Section 4(c) of the Agreement is hereby restated in its entirety to provide as follows:

For purposes of this Section 4(c), any good faith determination of Good Reason made by the Executive shall be conclusive. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (1) through (5) shall not affect the Executive’s ability to terminate employment for Good Reason and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the Executive’s estate’s entitlement to severance payments or benefits provided hereunder upon a termination of employment for Good Reason.

2.     Section 8 of the Agreement is hereby restated in its entirety to provide as follows:

Section 8.     Certain Reduction of Payments by the Company or the Bank. (a) Anything in this Agreement or any other agreement between the Executive and the Company or the Bank (as applicable) to the contrary notwithstanding, in the event that a nationally-recognized accounting firm selected in the discretion of the Compensation Committee of the Board as in effect immediately prior to the Change of Control (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company or its Affiliated Companies in the nature of compensation to or for the Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Executive’s Agreement Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, the Executive shall receive all Agreement Payments to which the Executive is entitled under this Agreement. All determinations made by the Accounting Firm under this Section shall be binding upon the Company, the Bank and Executive and shall be made within 15 days following a termination of employment of the Executive. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (1) Section 5(a)(1)(B), (2) Section 5(a)(1)(C), (3) Section 5(a)(1)(A)(v) and (4) Section 5(a)(2).

(b)       As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company or the Bank (as applicable) to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company or the Bank (as applicable) to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Bank (as applicable) or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company or the Bank (as applicable) to or for the benefit of the Executive shall be repaid to the Company or the Bank (as applicable) together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such amount shall be payable by the Executive to the Company or the Bank (as applicable) if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company or the Bank (as applicable) to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(c)       All fees and expenses of the Accounting Firm in implementing the provisions of this Section 8 shall be borne by the Company or the Bank (as applicable).

(d)       For purposes of this Section 8, the following terms have the meanings set forth below:

(1)     “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive certifies, in the Executive’s sole discretion, as likely to apply to him in the relevant tax year(s).

(2)     “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 8(a).

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorizations from the Board and the Bank Board, the Company and the Bank have each caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE

/s/ Pin Tai
Name: Pin Tai
Title: Chief Executive Officer and President

CATHAY GENERAL BANCORP

/s/ Dunson K. Cheng
Name: Dunson K. Cheng
Title: Executive Chairman

CATHAY BANK

/s/ Dunson K. Cheng
Name: Dunson K. Cheng
Title: Executive Chairman